Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces Second Quarter 2023 Results

Gross Profit Margin Expanded 400 Basis Points to 10.3%

CHARLOTTE, September 5, 2023 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT) today reported results for the three and six months ended June 30, 2023.

•	Average selling price per vehicle increased by 10.4% to $131,430, compared to $118,794 for the second quarter of 2022.
•	Gross profit margin expanded 400 basis points to 10.3% from 6.3% for the second quarter of 2022.
•	Net cash provided by operating activities was $4.1 million for the first six months of 2023, compared to net cash used by operating activities of $1.7 million for the first six months of 2022.
•	Cash balance of $0.6 million as of June 30, 2023, an increase of $0.5 million compared to December 31, 2022.

“Leveraging our keen insight into shifts in demand for luxury automobile brands in China and procurement optimization skills, we delivered a 400-basis point expansion in our gross profit margin for the second quarter, sustained positive net income, and generated positive operating cash flow. Our plan is to continue executing our strategy of focusing on higher-priced automobile models while effectively managing the spread between procurement costs and selling prices to maximize the overall profit of each vehicle transaction,” said Cheetah’s Chairman and CEO Tony Liu.

“To further optimize the profitability of our current luxury automotive export business, we are looking to add logistics and warehousing capabilities, either through internal development or acquisitions,” added Mr. Liu. “With an integrated platform of logistics and warehousing services in place, we will be well-positioned to scale our current business by marketing our services to third-party parallel importers. Our long-term ambition is to become an integrated provider of international trade services for small- and medium-sized traders. A key first step toward achieving that ambition was the recent completion of our IPO. We’re just getting started and excited about the future.”

Second Quarter 2023 Financial Results

Revenue for the quarter was $12.2 million compared to $20.8 million for the second quarter last year, reflecting lower volume partially offset by a higher average selling price per vehicle. During the quarter, Cheetah sold 93 vehicles compared to 175 last year; the average selling price per vehicle increased by 10.4% to $131,430 compared to $118,794 as a result of the Company’s focus on selling higher-priced vehicles.

Total cost of revenue was $11.0 million compared to $19.5 million for the same period last year, a decline of 43.7% attributable to the lower sales volume. Gross profit was $1.2 million, a decrease of 4.3% compared to $1.3 million for the second quarter of 2022. Gross profit margin increased by 400 basis points to 10.3% from 6.3%, demonstrating the Company’s ability to optimize its cost management and adapt to market dynamics. Average procurement cost per vehicle increased by 6.0% while the average selling price per vehicle increased by 10.6%.

Selling expenses were $0.1 million compared to $36,720 for the prior year period, reflecting staff additions and a change in ocean freight expenses. General and administrative expenses increased to $0.5 million from $0.3 million due to professional fees associated with the Company’s IPO and staff additions.

As a result of the lower gross profit and higher operating expenses, income from operations declined to $0.5 million compared to $0.9 million for the second quarter of 2022.

Total other expenses decreased to $0.3 million from $0.8 million, primarily reflecting decreased interest expenses due to reduced inventory financing and letter of credit financing activities.

Net income was $0.1 million, or $0.01 per share, compared to $81,805, or $0.01 per share, for the second quarter of 2022.

First Half 2023 Financial Results

Revenue for the first six months was $22.4 million compared to $33.6 million for the same period last year, reflecting the lower volume partially offset by higher average selling price per vehicle. During the period, Cheetah sold 175 vehicles compared to 296 last year; the average selling price per vehicle increased by 12.9% to $128,214 compared to $113,537 as a result of the Company’s focus on selling higher-priced vehicles.

Total cost of revenue was $20.0 million compared to $31.8 million for the same period last year, a decline of 37.0% attributable to the lower sales volume. Gross profit was $2.4 million, an increase of 35.0% compared to $1.8 million for the first six months of 2022. Gross profit margin increased by 540 basis points to 10.7% from 5.3% for the first six months of 2022, demonstrating the Company’s ability to optimize its cost management and adapt to market dynamics to enhance its overall financial performance. Average procurement cost per vehicle increased by 3.6% while the average selling price per vehicle increased by 12.9%.

Selling expenses were $0.4 million compared to $0.3 million for the prior year period reflecting staff additions and a change in ocean freight expenses. General and administrative expenses increased to $1.1 million from $0.5 million due to professional fees associated with the Company’s IPO and staff additions.

Income from operations was $0.8 million compared to $0.9 million for the first half of 2022.

Total other expenses decreased to $0.8 million from $1.5 million, primarily reflecting decreased interest expenses due to reduced inventory financing and letter of credit financing activities.

Net income was $47,812, or $0.003 per share, compared to a net loss of $0.5 million, or $(0.03) per share, for the first six months of 2022.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the SEC, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.
Robert W. Cook
Chief Financial Officer
(704) 972-0209
robert.c@cheetah-net.com

LHA Investor Relations
Jody Burfening
(212)-838-3777
jburfening@lhai.com

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUE	$12,223,026	$20,788,964	$22,437,468	$33,607,035

COST OF REVENUE
Cost of vehicles	10,319,991	18,977,349	18,824,494	30,736,345
Fulfillment expenses	650,666	503,452	1,217,548	1,096,004
Total cost of revenue	10,970,657	19,480,801	20,042,042	31,832,349

GROSS PROFIT	1,252,369	1,308,163	2,395,426	1,774,686

OPERATING EXPENSES
Selling expenses	141,340	36,720	419,123	289,107
General and administrative expenses	565,400	347,302	1,146,470	582,850
Total operating expenses	706,740	384,022	1,565,593	871,957

INCOME FROM OPERATIONS	545,629	924,141	829,833	902,729

OTHER INCOME (EXPENSES)
Interest expense, net	(334,855)	(819,921)	(771,914)	(1,533,109)
Other income, net	1,968	2,134	3,902	4,246
Total other expenses, net	(332,887)	(817,787)	(768,012)	(1,528,863)

INCOME (LOSS) BEFORE INCOME TAX PROVISION	212,742	106,354	61,821	(626,134)

Income tax provision	56,997	24,549	14,009	(153,242)

NET INCOME (LOSS)	$155,745	$81,805	$47,812	$(472,892)

Earnings (loss) per share - basic and diluted	$0.01	$0.01	$0.00	$(0.03)
Weighted average shares - basic and diluted	16,666,000	15,000,000	16,666,000	15,000,000

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$592,126	$58,381
Accounts receivable	2,146,882	7,086,651
Inventories, net	6,962,926	5,965,935
TOTAL CURRENT ASSETS	10,833,602	14,492,525
TOTAL ASSETS	$11,144,196	$14,719,404

TOTAL CURRENT LIABILITIES	7,712,446	12,195,607

TOTAL LIABILITIES	8,551,029	12,874,049

TOTAL STOCKHOLDERS’ EQUITY	2,593,167	1,845,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,144,196	$14,719,404

CHEETAH NET SUPPLY CHAIN SERVICE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$47,812	$(472,892)
Net cash provided by (used in) operating activities	4,145,363	(1,668,223)

Cash flows from financing activities:
Net cash (used in) provided by financing activities	(3,611,618)	1,372,452

Net increase (decrease) in cash	533,745	(295,771)
Cash, beginning of period	58,381	500,977
Cash, end of period	$592,126	$205,206